A PROFESSIONAL SERVICES FIRM
Certified Public Accountants | Business Consultants
dm-t
decoria • maichel • teague
7307 N. Division, Suite 222
Spokane, Washington 99208

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated December 17, 2014 with respect to the balance sheets of Timberline Resources Corporation as of September 30, 2014 and 2013, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended, which report is incorporated by reference into the Registration Statement on Form S-3 under the Securities Act of 1933 dated on or about June 16, 2015. We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.

DeCoria, Maichel & Teague, P.S.

DeCoria, Maichel & Teague, P.S.
Spokane, Washington
June 16, 2015